                                                     Pursuant to Rule 424(b)(5)
                                                     Registration No. 333-52822
PROSPECTUS SUPPLEMENT
------------------------
(To prospectus dated January 24, 2001)


                                     [LOGO]
                                1,000,000 Units
                           Merrill Lynch & Co., Inc.
              6% Callable STock Return Income DEbt Securities/SM/
                             due February 11, 2004
                            "Callable STRIDES/SM/"
         Payable at maturity with Bed Bath & Beyond Inc. common stock

                               ----------------

The Callable STRIDES:                        Payment at maturity:
 . Principal amount per unit and original     . If we have not called the Callable STRIDES prior to or on
  issue price per unit of the Callable         the stated maturity date, for each Callable STRIDES you
  STRIDES is $33.23, which was the closing     own at maturity, in addition to accrued and unpaid interest,
  market price of one share of Bed Bath &      we will deliver to you one share of Bed Bath & Beyond Inc.
  Beyond Inc. common stock on February 5,      common stock, subject to adjustment for certain corporate
  2002, the date the Callable STRIDES were     events relating to Bed Bath & Beyond Inc. as described in
  priced for initial sale to the public.       this prospectus supplement.
 . We will pay interest on the principal      . At maturity, if the price of Bed Bath & Beyond Inc.
  amount of the Callable STRIDES quarterly,    common stock has decreased, the value of the Bed Bath &
  at the rate of 6% per year, beginning        Beyond Inc. common stock that you will receive will be less
  May 11, 2002.                                than the principal amount of your Callable STRIDES.
 . Callable at the option of Merrill Lynch &
  Co., Inc. beginning February 12, 2003.     Payment if called by Merrill Lynch & Co., Inc.:
 . Senior unsecured debt securities of        . If we call the Callable STRIDES on or after February 12,
  Merrill Lynch & Co., Inc.                    2003, we will pay you a cash amount that, together with all
 . Linked to the price of Bed Bath & Beyond     other payments made on the Callable STRIDES from the
  Inc. common stock (trading symbol "BBBY").   original issue date to and including the call date, will
  Bed Bath & Beyond Inc. has no obligations    provide a yield to call of 16% per year on the principal
  relating to, and does not sponsor or         amount of the Callable STRIDES from the original issue
  endorse, the Callable STRIDES.               date until the call date.
 . The Callable STRIDES have been approved
  for listing on the American Stock Exchange
  under the trading symbol "BDQ", subject to
  official notice of issuance.
 . Expected settlement date: February 11,
  2002.

      Investing in the Callable STRIDES involves risks that are described in the "Risk Factors" section beginning on page S-8 of this prospectus supplement.

                               ----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                                  Per unit    Total
                                                                  --------    -----
      Public offering price (1)..................................   $33.23 $33,230,000
      Underwriting discount......................................   $.6646    $664,600
      Proceeds, before expenses, to Merrill Lynch & Co., Inc..... $32.5654 $32,565,400

       (1)Plus accrued interest from February 11, 2002, if settlement occurs after that date

                               ----------------
                              Merrill Lynch & Co.
                               ----------------

          The date of this prospectus supplement is February 5, 2002. "STock Return Income DEbt Securities" and "STRIDES" are service marks of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                                                        Page
                                                                                                        ----
SUMMARY INFORMATION--Q&A...............................................................................  S-4
   What are the Callable STRIDES?......................................................................  S-4
   When will I receive interest?.......................................................................  S-4
   What will I receive on the stated maturity date of the Callable STRIDES?............................  S-4
   How does the call feature work?.....................................................................  S-5
   Who is Bed Bath & Beyond?...........................................................................  S-5
   What is Bed Bath & Beyond's role in the Callable STRIDES?...........................................  S-6
   How has Bed Bath & Beyond common stock performed historically?......................................  S-6
   When will I receive cash instead of shares of Bed Bath & Beyond common stock?.......................  S-6
   What about taxes?...................................................................................  S-6
   Will the Callable STRIDES be listed on a stock exchange?............................................  S-6
   What is the role of MLPF&S?.........................................................................  S-7
   Who is ML&Co.?......................................................................................  S-7
   Are there any risks associated with an investment in the Callable STRIDES?..........................  S-7
RISK FACTORS...........................................................................................  S-8
   Your investment may result in a loss................................................................  S-8
   The Callable STRIDES are subject to being called at our option......................................  S-8
   Your yield may be lower than the yield on other standard debt securities of comparable maturity.....  S-8
   Your return may be limited and will not be identical to the return of owning Bed Bath & Beyond common stock......................................................................................  S-8
   There may be an uncertain trading market for the Callable STRIDES...................................  S-9
   Many factors affect the trading value of the Callable STRIDES; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor..........  S-9
   Amounts payable on the Callable STRIDES may be limited by state law................................. S-10
   No Affiliation Between ML&Co. and Bed Bath & Beyond................................................. S-10
   No stockholder's rights............................................................................. S-10
   Purchases and sales of Bed Bath & Beyond common stock by us and our affiliates may affect your return............................................................................................ S-11
   Potential conflicts................................................................................. S-11
   Uncertain tax consequences.......................................................................... S-11
DESCRIPTION OF THE CALLABLE STRIDES.................................................................... S-12
   Interest............................................................................................ S-12
   Payment at maturity................................................................................. S-12
   Fractional Shares................................................................................... S-13
   Call at the option of ML&Co......................................................................... S-13
   Call Prices......................................................................................... S-14
   Hypothetical returns at maturity.................................................................... S-15
   Redemption Event.................................................................................... S-16
   Events of Default and Acceleration.................................................................. S-16
   Share Multiplier Adjustments........................................................................ S-16
   Reorganization Events............................................................................... S-20
   Alternative Dilution and Reorganization Adjustments................................................. S-22
   Depositary.......................................................................................... S-22
   Same-Day Settlement and Payment..................................................................... S-24
BED BATH & BEYOND COMMON STOCK......................................................................... S-25
   Bed Bath & Beyond Inc............................................................................... S-25
   Historical data..................................................................................... S-26
UNITED STATES FEDERAL INCOME TAXATION.................................................................. S-27
   General............................................................................................. S-27
   Tax Treatment of a Callable STRIDES................................................................. S-28
   Sale, Exchange or Redemption of the Callable STRIDES................................................ S-28
   Premium............................................................................................. S-29
   Possible Alternative Tax Treatments of an Investment in a Callable STRIDES.......................... S-29

                                                                           Page
                                                                           ----
   Constructive Ownership Law............................................. S-29
   Non-U.S. Holders....................................................... S-30
   Backup Withholding and Information Reporting........................... S-30
ERISA CONSIDERATIONS...................................................... S-30
USE OF PROCEEDS AND HEDGING............................................... S-30
WHERE YOU CAN FIND MORE INFORMATION....................................... S-31
   ML&Co.................................................................. S-31
   Bed Bath & Beyond Inc.................................................. S-31
UNDERWRITING.............................................................. S-31
VALIDITY OF THE CALLABLE STRIDES.......................................... S-32
EXPERTS................................................................... S-32
INDEX OF DEFINED TERMS.................................................... S-33
ANNEX A...................................................................  A-1

                                  Prospectus

MERRILL LYNCH & CO., INC..................................................  2
USE OF PROCEEDS...........................................................  2
RATIO OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS.............................  3
THE SECURITIES............................................................  3
DESCRIPTION OF DEBT SECURITIES............................................  4
DESCRIPTION OF DEBT WARRANTS.............................................. 10
DESCRIPTION OF CURRENCY WARRANTS.......................................... 12
DESCRIPTION OF INDEX WARRANTS............................................. 14
DESCRIPTION OF PREFERRED STOCK............................................ 19
DESCRIPTION OF DEPOSITARY SHARES.......................................... 24
DESCRIPTION OF PREFERRED STOCK WARRANTS................................... 28
DESCRIPTION OF COMMON STOCK............................................... 30
DESCRIPTION OF COMMON STOCK WARRANTS...................................... 34
PLAN OF DISTRIBUTION...................................................... 36
WHERE YOU CAN FIND MORE INFORMATION....................................... 37
INCORPORATION OF INFORMATION WE FILE WITH THE SEC......................... 37
EXPERTS................................................................... 38

                           SUMMARY INFORMATION--Q&A


      This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the Callable STock Return Income DEbt Securities/SM/ due February 11, 2004 (the "Callable STRIDES/SM/") payable at maturity with Bed Bath & Beyond Inc. ("Bed Bath & Beyond") common stock. You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the Callable STRIDES, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Callable STRIDES. You should carefully review the "Risk Factors" section, which highlights certain risks, to determine whether an investment in the Callable STRIDES is appropriate for you.

      References in this prospectus supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc., and references to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Callable STRIDES?

      The Callable STRIDES will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The Callable STRIDES will rank equally with all of our other unsecured and unsubordinated debt. The Callable STRIDES will mature on February 11, 2004, if not called by us on or prior to that date. We have designed the Callable STRIDES for investors who want to receive interest payments on their investment and who also want to participate in the change in the price of Bed Bath & Beyond common stock over the term of the Callable STRIDES, subject to ML&Co.'s right to call the Callable STRIDES.

      Each unit of Callable STRIDES represents $33.23 principal amount of Callable STRIDES, which was the closing market price of one share of Bed Bath & Beyond common stock on the date the Callable STRIDES were priced for initial sale to the public (the "Pricing Date"). For a detailed explanation of the closing market price, please see the section entitled "Description of the Callable STRIDES--Share Multiplier Adjustments".

      You may transfer the Callable STRIDES only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Callable STRIDES in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Callable STRIDES. You should refer to the section entitled "Description of the Callable STRIDES--Depositary" in this prospectus supplement.

When will I receive interest?

      Interest on the Callable STRIDES will accrue at the rate of 6% per year on the principal amount of each unit from February 11, 2002 to but excluding the maturity date or the date we call the Callable STRIDES. You will receive quarterly interest payments on February 11, May 11, August 11 and November 11, of each year, beginning May 11, 2002. If any interest payment date is not a Business Day, you will receive payment on the following Business Day.

What will I receive on the stated maturity date of the Callable STRIDES?

      If we have not called the Callable STRIDES on or prior to the stated maturity date, for each unit of the Callable STRIDES that you own at maturity, in addition to accrued and unpaid interest, we will deliver to you one share of Bed Bath & Beyond common stock, subject to adjustment to account for certain corporate events relating to Bed Bath & Beyond described in this prospectus supplement.

      For more specific information regarding the corporate events referred to above, please see the section entitled "Description of the Callable STRIDES--Share Multiplier Adjustment" and "--Reorganization Events" in this prospectus supplement.

      You should understand that the opportunity to participate in possible increases in the price of Bed Bath & Beyond common stock through an investment in the Callable STRIDES is limited because if we call the Callable STRIDES the total yield on your investment will never exceed 16% per year. However, in the event that the price of Bed Bath & Beyond common stock declines over the term of the Callable STRIDES, you will realize the entire decline in the value of the Callable STRIDES and may lose a part or all of your initial investment. For more information about risks associated with the Callable STRIDES, please see the section entitled "Risk Factors" in this prospectus supplement.

How does the call feature work?

      We may call the Callable STRIDES on any scheduled Business Day beginning on February 12, 2003, through and including the maturity date (the day on which the call occurs, if any, being the "Call Date") by giving notice to the trustee of the Callable STRIDES at least ten Business Days prior to the Call Date as described in this prospectus supplement and specifying the Call Date, Call Price and amount of accrued and unpaid interest payable on the Call Date. The "Call Price" will be determined based upon the applicable Call Date. The Call Price will equal $36.4466 if we call the Callable STRIDES on February 12, 2003, the first date the Callable STRIDES may be called, and $40.1573 if we call the Callable STRIDES on February 11, 2004, the last date the Callable STRIDES may be called. For a list of month-end, midmonth, first and last Call Prices from February 12, 2003 through the maturity date, please see the section entitled "Description of the Callable STRIDES-- Call Prices" in this prospectus supplement; and for an example of the Call Price calculation, please see Annex A to this prospectus supplement. If we elect to exercise our call option, the Call Price will be disclosed to DTC, or its nominee, while the Callable STRIDES are held by DTC as depositary. So long as DTC, or its nominee, is the registered holder of the Callable STRIDES, notice of our election to exercise the call option will be forwarded as described in the section entitled "Description of the Callable STRIDES--Depositary" in this prospectus supplement. The Call Price does not include the amount of unpaid interest accrued to but excluding the Call Date; however, on the Call Date you will receive an amount equal to the Call Price plus any accrued and unpaid interest to but excluding the Call Date (the "Final Amount").

      The Call Price on any Call Date is the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call of 16% and added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the original issue price. The yield to call represents the interest rate per year used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments, such that the sum of these present values is equal to the original issue price. The present values of the interest payments made on the Callable STRIDES will be calculated assuming each payment is made on the calendar day scheduled for that payment, without regard to whether that day is a Business Day.

      If we elect to call your Callable STRIDES, you will receive only the Final Amount, and you will not be entitled to receive Bed Bath & Beyond common stock at maturity.

Who is Bed Bath & Beyond?

      Bed Bath & Beyond has disclosed that it operates a chain of stores that sell a variety of domestic merchandise and home furnishings. The stores offer items such as bed linens, bath accessories and kitchen textiles, and the home furnishings line includes items such as cookware, dinnerware, glassware and basic housewares. You should independently investigate Bed Bath & Beyond and decide whether an investment in the Callable STRIDES linked to the Bed Bath & Beyond common stock is appropriate for you.

      Because Bed Bath & Beyond common stock is registered under the Securities and Exchange Act of 1934, Bed Bath & Beyond is required to file periodically certain financial and other information specified by the Securities and Exchange Commission. Information provided to or filed with the SEC by Bed Bath & Beyond can be located by reference to SEC file number 0-20214 and inspected at the SEC's public reference facilities or accessed over the Internet through the SEC's web site. In addition, information regarding Bed Bath & Beyond may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information. For further information, please see the sections entitled "Bed Bath & Beyond Common Stock--Bed Bath & Beyond Inc." and "Where You Can Find More Information" in this prospectus supplement.

What is Bed Bath & Beyond's role in the Callable STRIDES?

      Bed Bath & Beyond has no obligations relating to the Callable STRIDES or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Callable STRIDES into consideration for any reason. Bed Bath & Beyond will not receive any of the proceeds of the offering of the Callable STRIDES and is not responsible for, and has not participated in, the offering of the Callable STRIDES and is not responsible for, and will not participate in, the determination or calculation of the amount receivable by beneficial owners of the Callable STRIDES. ML&Co. is not affiliated with Bed Bath & Beyond.

How has Bed Bath & Beyond common stock performed historically?

      You can find a table with the high and low closing prices per share of Bed Bath & Beyond common stock during each quarter from 1998 to the present in the section entitled "Bed Bath & Beyond Common Stock--Historical Data" in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of Bed Bath & Beyond common stock in various economic environments; however, past performance of Bed Bath & Beyond common stock is not necessarily indicative of how it will perform in the future.

When will I receive cash instead of shares of Bed Bath & Beyond common stock?

      If we call the Callable STRIDES, you will receive the Call Price in cash. Please see the section entitled "Description of the Callable STRIDES--Call at the option of ML&Co." in this prospectus supplement.

      Also, in the event that the number of shares of Bed Bath & Beyond common stock to be delivered for each unit of Callable STRIDES is adjusted to account for certain corporate events described in this prospectus supplement, on the maturity date for each unit of Callable STRIDES you own, you may be entitled to receive a number of shares of Bed Bath & Beyond common stock that is not divisible by a whole number. We will not distribute any fractional shares of Bed Bath & Beyond common stock. We will aggregate all amounts due to you for the total number of Callable STRIDES you hold on the maturity date, and in lieu of delivering to you a fractional share of Bed Bath & Beyond common stock to which you would otherwise be entitled, we will pay you the cash value of the fractional share.

What about taxes?

      The U.S. Federal income tax consequences of an investment in the Callable STRIDES are complex and uncertain. Pursuant to the terms of the Callable STRIDES, ML&Co. and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize a Callable STRIDES for all tax purposes as an investment unit consisting of a debt instrument of ML&Co. and a forward contract to acquire Bed Bath & Beyond common stock. Under this characterization of the Callable STRIDES, for U.S. Federal income tax purposes, you will generally include payments of interest on the Callable STRIDES in income in accordance with your regular method of tax accounting. You should review the discussion under the section entitled "United States Federal Income Taxation" in this prospectus supplement.

Will the Callable STRIDES be listed on a stock exchange?

      The Callable STRIDES have been approved for listing on the AMEX under the trading symbol "BDQ", subject to official notice of issuance. You should be aware that listing of the Callable STRIDES on the AMEX will not necessarily ensure that a liquid trading market will be available for the Callable STRIDES. You should review the section entitled "Risk Factors--There may be an uncertain trading market for the Callable STRIDES" in this prospectus supplement.

What is the role of MLPF&S?

      MLPF&S, our subsidiary, is the underwriter for the offering and sale of the Callable STRIDES. After the initial offering, MLPF&S intends to buy and sell Callable STRIDES to create a secondary market for holders of the Callable STRIDES, and may stabilize or maintain the closing market price of the Callable STRIDES during the initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or to continue them once it has started.

      MLPF&S also will be our agent for purposes of calculating, among other things, the Call Price and the number of shares of Bed Bath & Beyond common stock deliverable to you at maturity. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S's status as our subsidiary and its responsibilities as calculation agent.

Who is ML&Co.?

      Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co., please see the section entitled "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read the other documents we have filed with the SEC, which you can find by referring to the section entitled "Where You Can Find More Information" in this prospectus supplement.

Are there any risks associated with an investment in the Callable STRIDES?

      Yes, an investment in the Callable STRIDES is subject to certain risks. Please refer to the section entitled "Risk Factors" in this prospectus supplement.

                                 RISK FACTORS

      Your investment in the Callable STRIDES will involve certain risks. You should consider carefully the following discussion of risks before you decide that an investment in the Callable STRIDES is suitable for you.

Your investment may result in a loss

      The Callable STRIDES do not provide for a minimum repayment amount at maturity. If we do not elect to exercise our call option on or prior to the maturity date, you will receive one share of Bed Bath & Beyond common stock at maturity, subject to adjustment as described in this prospectus supplement. Because the price of Bed Bath & Beyond common stock is subject to market fluctuations, the value of the Bed Bath & Beyond common stock that we will deliver to you at maturity may be more or less than the principal amount of your Callable STRIDES. The value of the Callable STRIDES may decline, and that decline could be substantial. If you purchase your Callable STRIDES in the initial distribution, and if, at maturity, the closing market price of Bed Bath & Beyond common stock is less than the initial issue price of each Callable STRIDES, your investment in the Callable STRIDES will result in a loss to you of part or all of your initial investment.

The Callable STRIDES are subject to being called at our option

      We may call all of the Callable STRIDES on any scheduled Business Day beginning February 12, 2003 to and including the maturity date. In the event that we elect to call the Callable STRIDES, you will receive only the Call Price and any accrued and unpaid interest to but excluding the Call Date, and you will not be entitled to receive shares of Bed Bath & Beyond common stock at maturity. You should not expect to obtain a total annualized yield of more than 16% on the original issue price.

Your yield may be lower than the yield on other standard debt securities of comparable maturity

      The interest payments and the value of the Bed Bath & Beyond common stock that we deliver to you at maturity may together be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike standard senior non-callable debt securities, the Callable STRIDES do not guarantee the return of a principal amount at maturity.

Your return may be limited and will not be identical to the return of owning Bed Bath & Beyond common stock

      You should understand that the opportunity to participate in the possible increases in the price of Bed Bath & Beyond common stock through an investment in the Callable STRIDES is limited because the amount you receive if we call the Callable STRIDES will never exceed a total annualized yield of 16% on the original issue price. However, if we choose not to exercise our call option and the value of Bed Bath & Beyond common stock declines over the term of the Callable STRIDES, you will realize the entire decline in value of the Callable STRIDES, and will lose a part or all of your initial investment.

      In addition, your return on the Callable STRIDES will not reflect the return you would realize if you actually owned Bed Bath & Beyond common stock and received the dividends, if any, paid on Bed Bath & Beyond common stock. You will not be entitled to receive dividends, if any, paid on the Bed Bath & Beyond common stock unless and until you actually hold Bed Bath & Beyond common stock on the applicable record date for the payment of a dividend.

There may be an uncertain trading market for the Callable STRIDES

      The Callable STRIDES have been approved for listing on the AMEX under the trading symbol "BDQ", subject to official notice of issuance. Listing the Callable STRIDES on the AMEX does not necessarily ensure that a trading market will develop for the Callable STRIDES. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Callable STRIDES will depend on our financial performance and other factors such as the appreciation, if any, in the price of Bed Bath & Beyond common stock. In addition, it is unlikely that the secondary market price of the Callable STRIDES will correlate exactly with the price of Bed Bath & Beyond common stock.

      If the trading market for the Callable STRIDES is limited, there may be a limited number of buyers if you decide to sell your Callable STRIDES rather than hold your investment until the maturity date. This may affect the price you receive.

Many factors affect the trading value of the Callable STRIDES; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

      The trading value of the Callable STRIDES will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the Callable STRIDES caused by another factor, and that the effect of one factor may exacerbate the decrease in the trading value of the Callable STRIDES caused by another factor. For example, an increase in U.S. interest rates may offset some or all of any increase in the trading value of the Callable STRIDES attributable to another factor, such as an increase in the price of Bed Bath & Beyond common stock. The following paragraphs describe the expected impact on the market value of the Callable STRIDES given a change in a specific factor, assuming all other conditions remain constant.

      The price of Bed Bath & Beyond common stock is expected to affect the trading value of the Callable STRIDES. We expect that the market value of the Callable STRIDES will depend substantially on the price of Bed Bath & Beyond common stock, as adjusted for certain dilution and reorganization events described in this prospectus supplement. However, you generally should not expect the market value of your Callable STRIDES to be identical to the market value of the Bed Bath & Beyond common stock. For example, if you choose to sell your Callable STRIDES when the price of Bed Bath & Beyond common stock, as adjusted, exceeds the principal amount, you may receive substantially less than the current market value of the Bed Bath & Beyond common stock because of the expectation that the price of Bed Bath & Beyond common stock will continue to fluctuate until the maturity date.

      Changes in the levels of interest rates are expected to affect the trading value of the Callable STRIDES. We expect that changes in interest rates will affect the trading value of the Callable STRIDES. In general, if U.S. interest rates increase, we expect that the trading value of the Callable STRIDES will decrease and, conversely, if U.S. interest rates decrease, we expect that the trading value of the Callable STRIDES will increase.

      Changes in the volatility of Bed Bath & Beyond common stock are expected to affect the trading value of the Callable STRIDES. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of Bed Bath & Beyond common stock increases, we expect the trading value of the Callable STRIDES will decrease; and, if the volatility of Bed Bath & Beyond common stock decreases, we expect that the trading value of the Callable STRIDES will increase.

      As the time remaining to maturity of the Callable STRIDES decreases, the "time premium or discount" associated with the Callable STRIDES will decrease. We anticipate that before their maturity, the Callable STRIDES may trade at a value above or below that which would be expected based on the level of interest rates and the price of Bed Bath & Beyond common stock. This difference will reflect a "time premium or discount" due to expectations concerning the price of Bed Bath & Beyond common stock during the period before the stated maturity of the Callable STRIDES. As the time remaining to maturity decreases, any discount or premium attributed to the trading value of the Callable STRIDES will diminish, increasing or decreasing the trading value of the Callable STRIDES.

      Changes in dividend yields of Bed Bath & Beyond common stock are expected to affect the trading value of the Callable STRIDES. The current dividend yield on Bed Bath & Beyond common stock is zero. If the dividend yield on Bed Bath & Beyond common stock were to increase, we expect that the value of the Callable STRIDES would decrease. However, should there be a subsequent decrease in the dividend yield on Bed Bath & Beyond common stock, we expect the value of the Callable STRIDES would increase.

      Changes in our credit ratings may affect the trading value of the Callable STRIDES. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Callable STRIDES. However, because your return on your Callable STRIDES is dependent upon factors in addition to our ability to pay our obligations under the Callable STRIDES, such as the percentage change in the price of Bed Bath & Beyond common stock at maturity, an improvement in our credit ratings will not reduce the other investment risks related to the Callable STRIDES.

      In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Callable STRIDES of a given change in most of the factors listed above will be less if it occurs later in the term of the Callable STRIDES than if it occurs earlier in the term of the Callable STRIDES. However, we expect that the effect on the trading value of the Callable STRIDES of a given change in the price of Bed Bath & Beyond common stock will be greater if it occurs later in the term of the Callable STRIDES than if it occurs earlier in the term of the Callable STRIDES.

Amounts payable on the Callable STRIDES may be limited by state law

      New York State law governs the 1983 Indenture under which the Callable STRIDES will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Callable STRIDES. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

      While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We promise, for the benefit of the holders of the Callable STRIDES, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

No Affiliation Between ML&Co. and Bed Bath & Beyond

      We are not affiliated with Bed Bath & Beyond, and Bed Bath & Beyond has no obligations relating to the Callable STRIDES or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Callable STRIDES into consideration for any reason. Bed Bath & Beyond will not receive any of the proceeds of the offering of the Callable STRIDES and is not responsible for, and has not participated in, the offering of the Callable STRIDES and is not responsible for, and will not participate in, the determination or calculation of the amount receivable by beneficial owners of the Callable STRIDES.

No stockholder's rights

      Beneficial owners of the Callable STRIDES will not be entitled to any rights in Bed Bath & Beyond common stock including, for example, the right to receive dividends or other distributions, voting rights and the right to tender or exchange common stock in any tender or exchange offer by Bed Bath & Beyond or any third party.

Purchases and sales of Bed Bath & Beyond common stock by us and our affiliates may affect your return

      We and our affiliates may from time to time buy or sell Bed Bath & Beyond common stock or futures or option contracts on Bed Bath & Beyond common stock for our own accounts for business reasons. We expect to enter into such transactions in connection with hedging our obligations under the Callable STRIDES. These transactions could affect the price of Bed Bath & Beyond common stock and, in turn, the value of the Callable STRIDES in a manner that would be adverse to your investment in the Callable STRIDES. Any purchases by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase the price of Bed Bath & Beyond common stock. Temporary increases in the market price of Bed Bath & Beyond common stock may also occur as a result of the purchasing activities of other market participants in anticipation of this transaction. Consequently, the price of Bed Bath & Beyond common stock may decline subsequent to the Pricing Date reducing the market value of the Callable STRIDES.

Potential conflicts

      The calculation agent for the Callable STRIDES is MLPF&S, our subsidiary. Under certain circumstances, MLPF&S' role as our subsidiary and its responsibilities as calculation agent for the Callable STRIDES could give rise to conflicts of interests. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

      We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligations in connection with the Callable STRIDES. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

Uncertain tax consequences

      You should consider the tax consequences of investing in the Callable STRIDES, aspects of which are uncertain. See the section entitled "United States Federal Income Taxation" in this prospectus supplement.

                      DESCRIPTION OF THE CALLABLE STRIDES

      ML&Co. will issue the Callable STRIDES as a series of senior debt securities under the 1983 Indenture which is more fully described in the accompanying prospectus. The Callable STRIDES will mature on February 11, 2004.

      The Callable STRIDES may be called by ML&Co. as described below, but are not otherwise subject to redemption by us or at the option of any beneficial owner before maturity except as described under the sections entitled "--Redemption Event" and "--Reorganization Event". If an Event of Default occurs with respect to the Callable STRIDES, beneficial owners of the Callable STRIDES may accelerate the maturity of the Callable STRIDES, as described under the sections entitled "Events of Default and Acceleration" in this prospectus supplement and "Description of Debt Securities Events of Default" in the accompanying prospectus of ML&Co.

      ML&Co. will issue the Callable STRIDES in denominations of whole units with a principal amount per unit of $33.23, the closing market price of one share of Bed Bath & Beyond common stock on the Pricing Date.

      The Callable STRIDES will not have the benefit of any sinking fund.

Interest

      The Callable STRIDES will bear interest at a rate of 6% per year on the principal amount of each unit from February 11, 2002 or from the most recent interest payment date for which interest has been paid or provided for, to but excluding the stated maturity date or the Call Date, as applicable. We will pay interest on the Callable STRIDES in cash quarterly in arrears on February 11, May 11, August 11 and November 11 of each year and on the maturity date or Call Date, beginning May 11, 2002. We will pay this interest to the persons in whose names the Callable STRIDES are registered at the close of business on the immediately preceding January 27, April 26, July 27 and October 27, respectively, whether or not a Business Day. Notwithstanding the foregoing, in the event that the Callable STRIDES are called at the option of ML&Co., the final payment of interest will be paid to the person to whom the Call Price shall be paid. Interest on the Callable STRIDES will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, that interest payment will be made on the next Business Day and no additional interest will accrue as a result of the delayed payment.

      "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close and with respect to the stated maturity is also a day that is a Trading Day.

Payment at maturity

      If we do not call the Callable STRIDES on or prior to the maturity date, then at maturity, for each unit of Callable STRIDES you own, you will receive a cash payment of accrued and unpaid interest and one share of Bed Bath & Beyond common stock; provided, however, if the Share Multiplier is more or less than one (1) due to certain corporate events, you will receive the number of shares equal to the Share Multiplier.

      If the maturity date is not a Business Day, we will deliver the Bed Bath & Beyond common stock and make all accrued and unpaid interest payments on the first Business Day following the maturity date and no additional interest will accrue.

      "Share Multiplier" initially means 1.0, but is subject to adjustment for certain events described under "--Share Multiplier Adjustments" and "--Alternative Dilution and Reorganization Adjustments".

      "Trading Day" means a day on which the New York Stock Exchange, the AMEX and the Nasdaq Stock Market are open for trading as determined by the calculation agent.

      All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and beneficial owners of the Callable STRIDES.

Fractional Shares

      In the event that the Share Multiplier is adjusted to account for certain corporate events described in this prospectus supplement, on the maturity date for each unit of Callable STRIDES you own, you may be entitled to receive a number of shares of Bed Bath & Beyond common stock that is not divisible by a whole number. We will not distribute any fractional shares of Bed Bath & Beyond common stock. We will aggregate all amounts due to you for the total number of Callable STRIDES you hold on the maturity date, and in lieu of delivering to you a fractional share of Bed Bath & Beyond common stock to which you would otherwise be entitled, we will pay you the cash value of the fractional share based on the closing market price.

Call at the option of ML&Co.

      ML&Co., in its sole discretion, may call the Callable STRIDES, in whole but not in part, on any scheduled Business Day beginning on February 12, 2003, to and including the maturity date (the date on which the call, if any, occurs being the "Call Date") by giving notice to the trustee on any Business Day at least ten Business Days prior to the Call Date. The notice to the trustee will specify the Call Date, Call Price and amount of interest payable on the Call Date. The trustee will provide notice of the call election to the registered holders of the Callable STRIDES, specifying the Call Date, Call Price and amount of interest payable on the Call Date. While the Callable STRIDES are held at the depositary, the registered holder will be the depositary, and the depositary will receive the notice of the call. So long as the depositary is the registered holder of the Callable STRIDES, notice of our election to exercise the call option will be forwarded as more fully described below under "--Depositary".

      The Call Price on any Call Date will be the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call of 16% and added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the original issue price. The present value of each interest payment on the Callable STRIDES used to determine the Call Price will be calculated assuming each payment is made on the calendar day scheduled for that payment. A delay in payment may arise for reasons such as a scheduled interest payment date falling on a day that is not a Business Day and, as a result, the payment being delayed until the next succeeding Business Day. Any delay will not be taken into account when calculating the applicable Call Price. The Call Price will not include the amount of unpaid interest accrued to but excluding the Call Date; however, on the Call Date you will receive the Call Price plus an amount equal to the accrued and unpaid interest (the "Final Amount"). The yield to call represents the annual interest rate used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments, such that the sum of these present values is equal to the original issue price.

Call Prices

      The following table sets forth the month-end, midmonth, first and last Call Prices from February 12, 2003 to February 11, 2004. For an example of the Call Price calculation, see Annex A to this prospectus supplement. If we elect to exercise our call option, the Call Price will be disclosed in the notice we deliver to DTC in connection with our call of the Callable STRIDES.

                                                   Interest Payable on
                                   Call Price per     Call Date per    Final Amount per
            Call Date             Callable STRIDES  Callable STRIDES   Callable STRIDES
            ---------             ---------------- ------------------- ----------------
February 12, 2003................     $36.4466           $0.0055           $36.4521
February 18, 2003................     $36.5036           $0.0388           $36.5424
February 28, 2003................     $36.5992           $0.0942           $36.6933
March 17, 2003...................     $36.7825           $0.1994           $36.9819
March 31, 2003...................     $36.9191           $0.2769           $37.1960
April 15, 2003...................     $37.0568           $0.3545           $37.4113
April 30, 2003...................     $37.2058           $0.4375           $37.6434
May 15, 2003.....................     $37.3554           $0.0222           $37.3776
May 30, 2003.....................     $37.5042           $0.1052           $37.6095
June 16, 2003....................     $37.6645           $0.1938           $37.8584
June 30, 2003....................     $37.8061           $0.2714           $38.0775
July 15, 2003....................     $37.9593           $0.3545           $38.3137
July 31, 2003....................     $38.1242           $0.4431           $38.5673
August 15, 2003..................     $38.2691           $0.0222           $38.2913
August 29, 2003..................     $38.4132           $0.0997           $38.5129
September 15, 2003...............     $38.5795           $0.1883           $38.7678
September 30, 2003...............     $38.7369           $0.2714           $39.0083
October 15, 2003.................     $38.8958           $0.3545           $39.2503
October 31, 2003.................     $39.0670           $0.4431           $39.5101
November 17, 2003................     $39.2386           $0.0332           $39.2719
November 28, 2003................     $39.3562           $0.0942           $39.4504
December 15, 2003................     $39.5395           $0.1883           $39.7278
December 31, 2003................     $39.7138           $0.2769           $39.9908
January 15, 2004.................     $39.8678           $0.3545           $40.2222
January 30, 2004.................     $40.0342           $0.4375           $40.4718
February 11, 2004 (maturity date)     $40.1573           $0.4985           $40.6557

Hypothetical returns at maturity

      The following table illustrates, for a range of hypothetical closing market prices of Bed Bath & Beyond common stock at maturity:

      . the percentage change from the original issue price to the hypothetical closing market price at maturity,

      . the Final Amount payable on the Callable STRIDES, including the payment of accrued and unpaid interest on the maturity date,

      .   the total annualized yield on the Callable STRIDES at maturity, and

      . the total annualized yield from direct ownership of Bed Bath & Beyond common stock.

      This table also assumes that the Callable STRIDES have not been called prior to the maturity date and will be called by ML&Co. on the maturity date if the total annualized yield on the Callable STRIDES would otherwise be greater than or equal to 16% at maturity.


                                                                             Total annualized
                      Percentage change from     Final                          yield from
                     the original issue price    Amount    Total annualized direct ownership of
Hypothetical closing   to the hypothetical     payable on    yield on the       Bed Bath &
  market price at      closing market price   the Callable Callable STRIDES    Beyond common
      maturity             at maturity         STRIDES(1)   at maturity(2)       stock(3)
-------------------- ------------------------ ------------ ---------------- -------------------
        13.29                  -60%             $13.7905       -30.02%            -36.75%
        16.62                  -50%             $17.1135       -22.75%            -29.29%
        19.94                  -40%             $20.4365       -16.13%            -22.54%
        23.26                  -30%             $23.7595       -10.02%            -16.33%
        26.58                  -20%             $27.0825        -4.32%            -10.56%
        29.91                  -10%             $30.4055         1.05%             -5.13%
       33.23(4)                  0%             $33.7285         6.14%              0.00%
        36.55                   10%             $37.0515        10.98%              4.88%
        39.88                   20%             $40.3745        15.62%              9.54%
        43.20                   30%             $40.6557        16.00%             14.02%
        46.52                   40%             $40.6557        16.00%             18.32%
        49.85                   50%             $40.6557        16.00%             22.47%
        53.17                   60%             $40.6557        16.00%             26.49%

--------
(1)The Final Amounts specified in this column include payment of accrued and unpaid interest payable on the maturity date.
(2)The total annualized yield at maturity represents the interest rate per year used in determining the present values, discounted to the original issue date (computed on the basis of a 360-day year of twelve 30-day months), of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments made through and including the applicable Call Date, the sum of these present values being equal to the original issue price. This annualized yield assumes:
    (a)coupon payments are (i) made quarterly on the 11th of February, May, August and November of each year beginning May 11, 2002, and (ii) reinvested for the remainder of the term of the Callable STRIDES at the applicable yield listed in this column,
    (b)an investment term from February 11, 2002 to February 11, 2004, and
    (c)computed on the basis of a 360-day year of twelve 30-day months compounded annually.
(3)Assumes the dividend yield on Bed Bath & Beyond common stock is zero for the term of the Callable STRIDES.
(4)This was the closing market price of Bed Bath & Beyond common stock on February 5, 2002, the Pricing Date.

Redemption Event

      If on any date the product of the closing market price of Bed Bath & Beyond common stock and the Share Multiplier is less than $2.00, the Callable STRIDES will be redeemed on the third Business Day following such date and we will deliver a number of shares of Bed Bath & Beyond common stock equal to the then current Share Multiplier plus accrued and unpaid interest to the redemption date.

Events of Default and Acceleration

      In case an Event of Default with respect to any Callable STRIDES has occurred and is continuing, the amount payable to a beneficial owner of a Callable STRIDES upon any acceleration permitted by the Callable STRIDES will be equal to the consideration due at maturity, calculated as though the date of acceleration were the maturity date. The value of such consideration shall not, however, be greater than an amount equal to the Final Amount, calculated as though the date of acceleration were the Call Date (whether or not such date is before or after February 12, 2003). If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a Callable STRIDES may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the Callable STRIDES plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the Callable STRIDES.

      In case of default in payment of the Callable STRIDES, whether at any interest payment date, the stated maturity date, the Call Date or upon acceleration, from and after that date the Callable STRIDES will bear interest, payable upon demand of their beneficial owners, at the rate of 2.10% per year, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Callable STRIDES to the date payment of that amount has been made or duly provided for.

Share Multiplier Adjustments

      The Share Multiplier used to determine the number of shares of Bed Bath & Beyond common stock to be delivered at maturity is subject to adjustment by the calculation agent as described in this section. However, if we elect to call the Callable STRIDES, you will receive only the Final Amount, and you will not be entitled to receive Bed Bath & Beyond common stock.

      No adjustments to the Share Multiplier will be required unless the Share Multiplier adjustment would require a change of at least 0.1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified below will be rounded to the nearest one-thousandth with five ten-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Share Multiplier after the close of business on the fourth Business Day immediately prior to the maturity date or early redemption date, as applicable.

      No adjustments to the Share Multiplier will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments to the Share Multiplier to reflect changes occurring in relation to Bed Bath & Beyond common stock or any other security received in a reorganization event in other circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. The required adjustments specified below do not cover all events that could affect the closing market price of Bed Bath & Beyond common stock, including, without limitation, a partial tender or exchange offer for Bed Bath & Beyond common stock.

      MLPF&S, as calculation agent, will be solely responsible for the determination and calculation of any adjustments to the Share Multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; and its determinations and calculations will be conclusive absent manifest error.

      No adjustments will be made for certain other events, such as offerings of common stock by Bed Bath & Beyond for cash or in connection with the occurrence of a partial tender or exchange offer for Bed Bath & Beyond common stock by Bed Bath & Beyond.

      ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment to the Share Multiplier, or, if later, within ten Business Days following the date or which ML&Co. becomes aware of this occurrence, provide written notice to the trustee, which will provide notice to the holders of the Callable STRIDES of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Share Multiplier.

  Stock splits and reverse stock splits

      If Bed Bath & Beyond common stock is subject to a stock split or reverse stock split, then once any split has become effective, the Share Multiplier relating to Bed Bath & Beyond common stock will be adjusted to equal the product of the prior Share Multiplier and the number of shares which a holder of one share of Bed Bath & Beyond common stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

  Stock dividends

      If Bed Bath & Beyond common stock is subject to a (i) stock dividend, i.e., issuance of additional shares of Bed Bath & Beyond common stock, that is given ratably to all holders of shares of Bed Bath & Beyond common stock or
(ii) distribution of shares of Bed Bath & Beyond common stock as a result of the triggering of any provision of the corporate charter of Bed Bath & Beyond, then, once the dividend has become effective and the shares are trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier shall equal the prior Share Multiplier plus the product of:

      . the number of shares of Bed Bath & Beyond common stock issued with respect to one share of Bed Bath & Beyond common stock and

      .   the prior Share Multiplier.

  Extraordinary Dividends

      There will be no adjustments to the Share Multiplier to reflect any cash dividends or cash distributions paid with respect to Bed Bath & Beyond common stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled "--Reorganization Events" below.

      An "Extraordinary Dividend" means, with respect to a cash dividend or other distribution with respect to Bed Bath & Beyond common stock, a dividend or other distribution which exceeds the immediately preceding non-Extraordinary Dividend for Bed Bath & Beyond common stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the closing market price of Bed Bath & Beyond common stock on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Bed Bath & Beyond common stock, the Share Multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Share Multiplier will equal the product of:

      .   the prior Share Multiplier and

      . a fraction, the numerator of which is the closing market price per share of Bed Bath & Beyond common stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the closing market price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

      The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Bed Bath & Beyond common stock will equal:

      . in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such shares of Bed Bath & Beyond common stock, or

      . in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of that Extraordinary Dividend.

      To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination shall be conclusive. A distribution on Bed Bath & Beyond common stock described in clause (a), (d) or (e) of the section entitled "--Reorganization Events" below that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled "--Reorganization Events". A distribution on Bed Bath & Beyond common stock described in the section entitled "--Issuance of transferable rights and warrants" that also reconstitutes an Extraordinary Dividend shall only cause an adjustment pursuant to such section.

      "Closing market price" means:

            If Bed Bath & Beyond common stock (or any other security for which a closing market price must be determined for purposes of the Callable STRIDES) is listed on a national securities exchange in the United States, is a Nasdaq National Market System ("Nasdaq NMS") security or is included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), then the closing market price for any date of determination on any Trading Day means for one share of Bed Bath & Beyond common stock (or any other security for which a closing market price must be determined for purposes of the Callable STRIDES):

            . the last reported sale price, regular way, on that day on the principal United States securities exchange registered under the Exchange Act on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session), or

            . if not listed or admitted to trading on any such securities exchange or if the last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the Nasdaq NMS or OTC Bulletin Board on that day (without taking into account any extended or after-hours trading session), or

            . if the last reported sale price is not available for any reason, including, without limitation, the occurrence of a Market Disruption Event, as described below, the mean of the last reported bid and offer price of the principal trading session on the over-the-counter market as reported on the Nasdaq Stock Market or OTC Bulletin Board on that day as determined by the calculation agent or from as many dealers in such security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market, on that date (without taking into account any extended or after-hours trading session).

      If Bed Bath & Beyond common stock (or any other security for which a closing market price must be determined for purposes of the Callable STRIDES) is not listed on a national securities exchange in the United States, is not a Nasdaq NMS security or included in the OTC Bulletin Board Service operated by the NASD, then the closing market price for any date of determination on any Trading Day means for one share of Bed Bath & Beyond common stock (or any other security for which a closing market price must be determined for purposes of the Callable STRIDES) the last reported sale price on that day on the securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding such Trading Day as determined by the calculation agent; provided that if such last reported sale price is for a transaction which occurred more than four hours prior to the close of that exchange, then the closing market price shall mean the average (mean) of the last available bid and offer price on that exchange.

      If Bed Bath & Beyond common stock (or any other security for which a closing market price must be determined for purposes of the Callable STRIDES) is not listed or admitted to trading on any such securities exchange or if such last reported sale price or bid and offer are not obtainable, then the closing market price shall mean the average (mean) of the last available bid and offer prices in such market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

      "Market Disruption Event" means:

       (1)a suspension, absence, including the absence of an official closing price, or material limitation of trading of Bed Bath & Beyond common stock on the primary market for Bed Bath & Beyond common stock for more than two hours of trading or during the one-half hour period preceding the close of trading, as determined by the calculation agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to Bed Bath & Beyond common stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

       (2)a determination by the calculation agent in its sole discretion that the event described in clause (1) above materially interfered with the ability of ML&Co., MLPF&S or any of their affiliates to unwind all or a material portion of the hedge with respect to the Callable STRIDES.

      For purposes of determining whether a Market Disruption Event has occurred:

       (1)a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,

       (2)a decision to permanently discontinue trading in the relevant options contracts related to Bed Bath & Beyond common stock will not constitute a Market Disruption Event,

       (3)limitations pursuant to any rule or regulation enacted or promulgated by the NYSE or the Nasdaq Stock Market or other regulatory organization with jurisdiction over the NYSE or the Nasdaq Stock Market on trading during significant market fluctuations will constitute a suspension or material limitation of trading in Bed Bath & Beyond common stock,

       (4)a suspension of trading in an options contract on Bed Bath & Beyond common stock by the primary securities market trading in the options contracts related to Bed Bath & Beyond common stock, if available, by reason of:

         . a price change exceeding limits set by the securities exchange or market,

         . an imbalance of orders relating to options contracts on Bed Bath & Beyond common stock, or

         . a disparity in bid and ask quotes relating to options contracts on Bed Bath & Beyond common stock will constitute a suspension or material limitation of trading in options contracts related to Bed Bath & Beyond common stock, and

       (5)a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Bed Bath & Beyond common stock are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

      If the Exchange Property includes securities other than Bed Bath & Beyond common stock, then the above definition shall be revised to include each such security in the same manner as Bed Bath & Beyond common stock is considered in determining whether a Market Disruption Event exists.

  Issuance of transferable rights or warrants

      If Bed Bath & Beyond issues transferable rights or warrants to all holders of Bed Bath & Beyond common stock to subscribe for or purchase Bed Bath & Beyond common stock, including new or existing rights to purchase Bed Bath & Beyond common stock pursuant to a shareholder's rights plan or arrangement, then the Share Multiplier will be adjusted on the Business Day immediately following the issuance of such transferable rights or warrants so that the new Share Multiplier shall equal the prior Share Multiplier plus the product of:

      .   the prior Share Multiplier, and

      . the number of shares of Bed Bath & Beyond common stock that can be purchased with the cash value of such warrants or rights distributed on a single share of Bed Bath & Beyond common stock.

The number of shares that can be purchased will be based on the closing market price (as defined above) of Bed Bath & Beyond common stock on the date the new Share Multiplier is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a national securities exchange, will equal the closing price of such warrant or right, or, if the warrants or rights are not traded on a national securities exchange, will be determined by the Calculation Agent and will equal the average (mean) of the bid prices obtained from three dealers at 3 p.m. on the date the new Share Multiplier is determined, provided that if only two such bid prices are available, then the cash value of such warrants or rights will equal the average (mean) of such bids and if only one such bid is available, then the cash value of such warrants or rights will equal such bid.

Reorganization Events

      If prior to the maturity date of the Callable STRIDES,

       (a)there occurs any reclassification or change of Bed Bath & Beyond common stock, including, without limitation, as a result of the issuance of tracking stock by Bed Bath & Beyond,

       (b)Bed Bath & Beyond, or any surviving entity or subsequent surviving entity of Bed Bath & Beyond (a "Successor Entity"), has been subject to a merger, combination or consolidation and is not the surviving entity,

       (c)any statutory exchange of securities of Bed Bath & Beyond or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

       (d)Bed Bath & Beyond is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

       (e)Bed Bath & Beyond issues to all of its shareholders equity securities of an issuer other than Bed Bath & Beyond, other than in a transaction described in clauses (b), (c) or (d) above (a "Spin-off Event"), or

       (f)a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of Bed Bath & Beyond (an event in clauses (a) through (f) a "Reorganization Event"),

then the method of determining the amount payable on each Callable STRIDES will be adjusted as set forth below. "Exchange Property" will consist of the securities, cash or any other assets distributed to holders of Bed Bath & Beyond common stock in or as a result of the Reorganization Event, and where Bed Bath & Beyond common stock continues to be held by the holders receiving such distribution, the Bed Bath & Beyond common stock . The Exchange Property will either:

      A. be delivered at maturity to the holders of the Callable STRIDES in an amount per unit equal to the amount of Exchange Property delivered with respect to the number of shares of Bed Bath & Beyond common stock equal to the Share Multiplier at the time of the Reorganization Event, or

      B. at the option of the calculation agent, the Exchange Property will be liquidated and the cash proceeds will be paid to the holders of the Callable STRIDES as described below.

If the Exchange Property received in a Reorganization Event:

         . consists only of cash or if the calculation agent exercises its option to liquidate the Exchange Property following its distribution, then, unless we exercise our right to call the Callable STRIDES, the Callable STRIDES will be redeemed: (i) in the case where the Exchange Property delivered to the holders of Bed Bath & Beyond common stock consists of cash only, on the third Business Day succeeding the day on which that cash is distributed to holders of Bed Bath & Beyond common stock, or (ii) in the case where the Exchange Property is liquidated, on the date specified by ML&Co. as described below, and holders of the Callable STRIDES will receive, in lieu of any Bed Bath & Beyond common stock and in full satisfaction of our obligations under the Callable STRIDES, the lesser of

             (i)the product of (a) the amount of cash received with respect to one share of Bed Bath & Beyond common stock and the then current Share Multiplier or (b) the value of the Exchange Property liquidated with respect to one share of Bed Bath & Beyond common stock and the then current Share Multiplier, as applicable, plus in either case accrued and unpaid interest to the early redemption date, and

            (ii)the Call Price calculated as though the early redemption date were the Call Date (regardless of whether the early redemption date is a day which occurs prior to February 12, 2003) plus accrued and unpaid interest to the early redemption date,

            in each case, no interest will accrue on the Callable STRIDES following the early redemption date. If the calculation agent exercises the option to liquidate the Exchange Property, ML&Co. will give notice to the Trustee under the 1983 Indenture as to the election to liquidate the Exchange Property, which notice will specify the method by which the Exchange Property will be sold. The date of early redemption of the Callable STRIDES will be the fifth Business Day following the last date on which the Exchange Property is sold.

         . consists of more than one type of property and the calculation agent has not exercised its option to liquidate the Exchange Property, then holders of Callable STRIDES will receive at maturity a pro rata share of each such type of Exchange Property; and

         . includes a cash component and the calculation agent has not exercised its option to liquidate the Exchange Property, then holders will not receive any interest accrued on such cash component.

In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in this prospectus supplement.

      In the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

      If we elect to call the Callable STRIDES you will receive only the Final Amount, and you will not be entitled to receive Bed Bath & Beyond common stock, any Exchange Property or any other consideration at maturity.

      MLPF&S, as calculation agent, shall be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the amount due upon early redemption, including the determination of the cash value of any Exchange Property, if necessary, and its determinations and calculations shall be conclusive absent manifest error.

Alternative Dilution and Reorganization Adjustments

      The calculation agent may elect at its discretion to not make any of the adjustments to the Share Multiplier or to the method of determining the amount payable on each Callable STRIDES described above under "Share Multiplier Adjustments" and "Reorganization Events", but may instead make adjustments in its discretion to the Share Multiplier or the method of determining the amount payable on each Callable STRIDES that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on option contracts on Bed Bath & Beyond common stock or any successor common stock. ML&Co. will provide notice of any such election to the trustee not more than two Business Days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to Bed Bath & Beyond common stock and will detail in such notice the actual adjustment made to the Share Multiplier or to the method of determining the amount payable on each Callable STRIDES.

Depositary

  Description of the Global Securities

      Upon issuance, all Callable STRIDES will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC (DTC, together with any successor, being a "depositary"), as depositary, registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for Callable STRIDES in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

      So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Callable STRIDES represented by the global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the Callable STRIDES represented by a global security will not be entitled to have the Callable STRIDES represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of the Callable STRIDES in definitive form and will not be considered the owners or holders of the Callable STRIDES including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  DTC Procedures

      The following is based on information furnished by DTC:

      DTC will act as securities depositary for the Callable STRIDES. The Callable STRIDES will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee. One or more fully registered global securities will be issued for the Callable STRIDES in the aggregate principal amount of such issue, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of the Callable STRIDES under DTC's system must be made by or through direct participants, which will receive a credit for the Callable STRIDES on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Callable STRIDES are to be made by entries on the books of participants acting on behalf of beneficial owners.

      To facilitate subsequent transfers, all Callable STRIDES deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Callable STRIDES with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Callable STRIDES; DTC's records reflect only the identity of the direct participants to whose accounts the Callable STRIDES are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the Callable STRIDES. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the Callable STRIDES are credited on the record date.

      Principal, premium, if any, and/or interest, if any, payments made in cash on the Callable STRIDES will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

  Exchange for Certificated Securities

      If:

      . the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

      . ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

      . an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the Callable STRIDES,

the global securities will be exchangeable for Callable STRIDES in definitive form of like tenor and of an equal aggregate principal amount, in denominations of the principal amount per unit and integral multiples of the principal amount per unit. The definitive Callable STRIDES will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

      DTC may discontinue providing its services as securities depositary with respect to the Callable STRIDES at any time by giving reasonable notice to ML&Co. or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, Callable STRIDES certificates are required to be printed and delivered.

      ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, Callable STRIDES certificates will be printed and delivered.

      The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Same-Day Settlement and Payment

      Settlement for the Callable STRIDES will be made by the underwriter in immediately available funds. ML&Co. will make all payments in immediately available funds so long as the Callable STRIDES are maintained in book-entry form.

                        BED BATH & BEYOND COMMON STOCK

Bed Bath & Beyond Inc.

      The following information has been derived from publicly available documents published by Bed Bath & Beyond. We make no representation or warranty as to the accuracy or completeness of the following information.

      Bed Bath & Beyond has disclosed that it operates a chain of stores that sell a variety of domestic merchandise and home furnishings. The stores offer items such as bed linens, bath accessories and kitchen textiles, and the home furnishings line includes items such as cookware, dinnerware, glassware and basic houseware. Information provided to or filed with the SEC by Bed Bath & Beyond can be located at the SEC's facilities or through the SEC's web site by reference to SEC file number 0-20214 for Bed Bath & Beyond. See "Where You Can Find More Information". ML&Co. makes no representation or warranty as to the accuracy or completeness of the information or reports.

      The selection of Bed Bath & Beyond common stock is not a recommendation to buy or sell Bed Bath & Beyond common stock and neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Callable STRIDES as to the performance of Bed Bath & Beyond common stock.

      Bed Bath & Beyond common stock trades on the The Nasdaq National Market under the symbol "BBBY".

      ML&Co. is not affiliated with Bed Bath & Beyond. Bed Bath & Beyond has no obligations with respect to the Callable STRIDES. This prospectus supplement relates only to the Callable STRIDES and does not relate to Bed Bath & Beyond common stock or other securities of Bed Bath & Beyond. All disclosures contained in this prospectus supplement regarding Bed Bath & Beyond are derived from the publicly available documents described above. Neither ML&Co. nor MLPF&S has participated in the preparation of these documents or made any due diligence inquiry with respect to Bed Bath & Beyond in connection with the offering of the Callable STRIDES. Neither ML&Co. nor MLPF&S makes any representation that the publicly available documents or any other publicly available information regarding Bed Bath & Beyond are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described above, that would affect the trading price of Bed Bath & Beyond common stock have been publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning Bed Bath & Beyond could affect the value of the Bed Bath & Beyond common stock to be received at maturity of the Callable STRIDES and therefore the trading prices of the Callable STRIDES. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Callable STRIDES as to the performance of Bed Bath & Beyond common stock.

      ML&Co. or its affiliates may presently or from time to time engage in business, directly or indirectly, with Bed Bath & Beyond including extending loans to, or making equity investments in, Bed Bath & Beyond or providing investment banking or advisory services to Bed Bath & Beyond, including merger and acquisition advisory services. In the course of such business, ML&Co. or its affiliates may acquire non-public information with respect to Bed Bath & Beyond and, in addition, one or more affiliates of ML&Co. may publish research reports with respect to Bed Bath & Beyond.

      Any prospective purchaser of the Callable STRIDES should undertake an independent investigation of Bed Bath & Beyond as in its judgment is appropriate to make an informed decision with respect to an investment in the Callable STRIDES.

Historical data

      Bed Bath & Beyond common stock is principally traded on The Nasdaq National Market. The following table sets forth the high and low closing prices for the calendar quarters during calendar years 1998 through 2002. On February 5, 2002, the last recorded transaction price on The Nasdaq National Market for Bed Bath & Beyond common stock was $33.23 per share. The closing prices listed below were obtained from Bloomberg Financial Markets. The historical closing prices of Bed Bath & Beyond common stock should not be taken as an indication of future performance, and no assurance can be given that the price of Bed Bath & Beyond common stock will not decrease. In addition, no assurance can be given that the price of Bed Bath & Beyond common stock will increase above the original issue price so that the value of Bed Bath & Beyond common stock that the beneficial owners of the Callable STRIDES may receive at maturity, if not previously called by us, will exceed the principal amount of the Callable STRIDES.

                                                            High     Low
                                                           ------- -------
1998
          First Quarter................................... $11.547 $ 9.438
          Second Quarter.................................. $14.328 $11.656
          Third Quarter................................... $13.500 $ 8.688
          Fourth Quarter.................................. $17.188 $10.250
1999
          First Quarter................................... $18.250 $14.500
          Second Quarter.................................. $19.406 $16.094
          Third Quarter................................... $19.469 $13.375
          Fourth Quarter.................................. $18.281 $15.000
2000
          First Quarter................................... $21.813 $11.375
          Second Quarter.................................. $21.219 $16.375
          Third Quarter................................... $25.313 $17.094
          Fourth Quarter.................................. $26.438 $20.172
2001
          First Quarter................................... $28.438 $21.313
          Second Quarter.................................. $31.730 $24.063
          Third Quarter................................... $33.030 $20.380
          Fourth Quarter.................................. $34.940 $24.300
2002
          First Quarter (through February 5, 2002)........ $34.580 $30.900

                     UNITED STATES FEDERAL INCOME TAXATION

      The following discussion is based upon the opinion of Sidley Austin Brown & Wood LLP, counsel to ML&Co. ("Tax Counsel"). As the law applicable to the U.S. Federal income taxation of instruments such as the Callable STRIDES is technical and complex, the discussion below necessarily represents only a general summary. The following summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Callable STRIDES held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Callable STRIDES as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Callable STRIDES should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Callable STRIDES arising under the laws of any other taxing jurisdiction.

      As used herein, the term "U.S. Holder" means a beneficial owner of a Callable STRIDES that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for United States Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to United States Federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Callable STRIDES is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause
(iv) above in existence on August 20, 1996 that elect to be treated as a United States person will also be a U.S. Holder for purposes of the following discussion. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Callable STRIDES that is not a U.S. Holder.

General

      There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. Federal income tax purposes, of the Callable STRIDES or securities with terms substantially the same as the Callable STRIDES. Accordingly, the proper U.S. Federal income tax characterization and treatment of the Callable STRIDES is uncertain. Pursuant to the terms of the Callable STRIDES, ML&Co. and every holder of a Callable STRIDES agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Callable STRIDES for all tax purposes as an investment unit consisting of the following components (the "Components"): (i) a debt instrument of ML&Co. (the "Debt Instrument") with a fixed principal amount unconditionally payable on the maturity date equal to the principal amount of the Callable STRIDES and bearing stated interest at the stated interest rate for the Callable STRIDES (the "Interest Rate") and (ii) a contract (the "Forward Contract") pursuant to which the holder agrees to use the principal payment due on the Debt Instrument to make a payment to ML&Co. in exchange for the right to receive one share of Bed Bath & Beyond common stock at maturity, subject to adjustment as described in this prospectus supplement. In the opinion of Tax Counsel, such characterization and tax treatment of the Callable STRIDES, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the "IRS"), will not result in the imposition of penalties. Furthermore, based on ML&Co.'s determination of the relative fair market values of the Components at the time of issuance of the Callable STRIDES, ML&Co. will assign $34.29 (i.e., 103.20%) of the initial issue price of the Callable STRIDES to the Debt Instrument and will assign $1.06 (i.e., 3.20%) of the initial issue price of the Callable STRIDES to the Forward Contract. Based upon the foregoing, a U.S. Holder who acquires a Callable STRIDES in connection with the original issuance thereof will be treated as having purchased the Debt Instrument for $34.29 and as having received an initial payment (the "Initial Forward Contract Payment") with respect to the Forward Contract in an amount equal to $1.06. The initial payment deemed to have been received by a U.S. Holder with respect to the Forward Contract (i.e., the Initial Forward Contract Payment) should only be taken into account by the U.S. Holder as an additional amount realized with respect to the Forward Contract on the earlier of the sale or other disposition of the Callable STRIDES by the U.S. Holder or at maturity (which would reduce the U.S. Holder's tax basis in any Bed Bath & Beyond common stock received thereby at maturity). ML&Co.'s allocation of the issue price will be binding on a U.S. Holder of a Callable STRIDES, unless such U.S. Holder timely and explicitly discloses to the IRS that its allocation is different from ML&Co.'s. The treatment of the Callable STRIDES described above and ML&Co.'s allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Callable STRIDES or instruments similar to the Callable STRIDES for U.S. Federal income tax purposes, and no ruling is being requested from the IRS with respect to the Callable STRIDES.

      Due to the absence of authorities that directly address instruments that are similar to the Callable STRIDES, significant aspects of the U.S. Federal income tax consequences of an investment in the Callable STRIDES are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. Federal income tax consequences of an investment in a Callable STRIDES (including alternative characterizations of a Callable STRIDES) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption that the treatment and the allocation described above are accepted for U.S. Federal income tax purposes.

Tax Treatment of a Callable STRIDES

      Interest on the Debt Instrument. As described above, the Debt Instrument is treated as bearing interest at a stated rate of 6% per annum (i.e., the Interest Rate). A U.S. Holder will include "qualified stated interest" equal to the stated interest on the Callable STRIDES in income in accordance with the U.S. Holder's method of accounting for U.S. Federal income tax purposes (subject to the bond premium rules). Based on ML&Co.'s determination set forth above, the U.S. Holder's tax basis in the Debt Instrument will initially be 103.20% of the issue price.

      Settlement of the Forward Contract. Upon the final settlement of the Forward Contract on the maturity date, a U.S. Holder would be deemed to have applied an amount (the "Forward Contract Payment Amount") equal to the principal amount of the Debt Instrument less the Initial Forward Contract Payment toward the purchase of Bed Bath & Beyond common stock, and such U.S. Holder should not recognize any gain or loss with respect to the Bed Bath & Beyond common stock received upon the final settlement of the Forward Contract. However, a U.S. Holder would be required to recognize gain or loss with respect to any cash received in lieu of fractional shares of Bed Bath & Beyond common stock. The amount of such gain or loss would be equal to the difference, if any, between the amount of cash received and the portion of the Forward Contract Payment Amount that is allocable to such fractional shares. Any such gain or loss would be treated as short-term capital gain or loss. A U.S. Holder's tax basis in the Bed Bath & Beyond common stock so received would be equal to the Forward Contract Payment Amount less the portion of the Forward Contract Payment Amount that is allocable to any fractional shares. Such U.S. Holder's holding period for the Bed Bath & Beyond common stock would begin on the day immediately following the maturity date.

Sale, Exchange or Redemption of the Callable STRIDES

      Upon a sale, exchange or redemption of a Callable STRIDES prior to the maturity of the Callable STRIDES, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or redemption (as allocated among the Components in accordance with their relative fair market values) and such U.S. Holder's tax basis in the Components deemed so sold, exchanged or redeemed. Any such gain or loss would generally be long-term or short-term capital gain or loss (depending on the U.S. Holder's holding period for the Callable STRIDES). For these purposes, the amount realized does not include any amount attributable to accrued interest on the Debt Instrument, which would be taxed as described under "Tax Treatment of a Callable STRIDES--Interest on the Debt Instrument" above.

Premium

      If a U.S. Holder purchases the Debt Instrument for an amount that is greater than the sum of all amounts payable on the Debt Instrument after the purchase date other than payments of qualified stated interest (i.e., the principal amount), such U.S. Holder will be considered to have purchased the Debt Instrument with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Debt Instrument and may offset interest otherwise required to be included in respect of the Debt Instrument during any taxable year by the amortized amount of such excess for the taxable year. However, since the Callable STRIDES may be optionally called by ML&Co. on or after February 12, 2003, special rules would apply which could possibly result in a deferral of the amortization of some bond premium until later in the term of the Debt Instrument. U.S. Holders are urged to consult their own tax advisors regarding the application of these special rules. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Possible Alternative Tax Treatments of an Investment in a Callable STRIDES

      Due to the absence of authorities that directly address the proper characterization of the Callable STRIDES, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. Federal income tax consequences of owning a Callable STRIDES under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

      ML&Co. will take the position that the Contingent Payment Regulations do not apply to the Callable STRIDES. If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Callable STRIDES, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount, subject to the adjustments described below, income at a "comparable yield" on the issue price, regardless of the U.S. Holder's usual method of accounting for U.S. Federal income tax purposes. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a "comparable yield," be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts (including upon receipt of Bed Bath & Beyond common stock at maturity). Furthermore, any gain realized with respect to a Callable STRIDES would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. Holder's prior ordinary income inclusions (which were not previously reversed) with respect to the Callable STRIDES.

      Even if the Contingent Payment Regulations do not apply to the Callable STRIDES, other alternative U.S. Federal income characterizations or treatments of the Callable STRIDES are also possible, which may also affect the timing and the character of the income or loss with respect to the Callable STRIDES. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. Federal income tax consequences of an investment in a Callable STRIDES.

Constructive Ownership Law

      Section 1260 of the Internal Revenue Code of 1986, as amended (the "Code") treats a taxpayer owning certain types of derivative positions in property as having "constructive ownership" of that property, with the result that all or a portion of any long-term capital gain recognized by such taxpayer with respect to the derivative position will be recharacterized as ordinary income. In its current form, Section 1260 of the Code does not apply to a Callable STRIDES. If Section 1260 of the Code were to apply to a Callable STRIDES in the future, however, the effect on a U.S. Holder of a Callable STRIDES would be to treat all or a portion of any long-term capital gain recognized by such U.S. Holder on the sale, exchange, redemption or maturity of a Callable STRIDES (or upon the sale of any Bed Bath & Beyond common stock received thereon) as ordinary income. In addition, Section 1260 of the Code would impose an interest charge on any such gain that was recharacterized. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a Callable STRIDES.

Non-U.S. Holders

      In the case of a non-U.S. Holder, ML&Co. intends to withhold applicable United States withholding taxes at a rate of 30% on payments of interest made with respect to the Callable STRIDES subject to reduction by applicable treaty or upon the receipt of a Form W-8ECI from a non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. Any capital gain realized upon the sale or other disposition of a Callable STRIDES by a non-U.S. Holder will generally not be subject to United States Federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition and such individual does not have a "tax home" (as defined for United States Federal income tax purposes) in the United States.

Backup Withholding and Information Reporting

      A beneficial owner of a Callable STRIDES may be subject to information reporting with respect to certain amounts paid to the beneficial owner. A beneficial owner of a Callable STRIDES may also be subject to backup withholding of certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                             ERISA CONSIDERATIONS

      The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code, as amended (the "Code") prohibit various transactions between certain parties and the assets of employee benefit plans, unless an exemption is available; governmental plans may be subject to similar prohibitions. Because transactions between a plan and ML&Co. may be prohibited absent an exemption, each fiduciary, by its purchase of any Callable STRIDES on behalf of any plan, represents on behalf of itself and the plan, that the acquisition, holding and any subsequent disposition of the Callable STRIDES will not result in a violation of ERISA, the Code or any other applicable law or regulation.

                          USE OF PROCEEDS AND HEDGING

      The net proceeds from the sale of the Callable STRIDES will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligations in connection with the Callable STRIDES.

                      WHERE YOU CAN FIND MORE INFORMATION

ML&Co.

      We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. The address of the SEC's Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed a registration statement on Form S-3 with the SEC covering the Callable STRIDES and other securities. For further information on ML&Co. and the Callable STRIDES, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

Bed Bath & Beyond Inc.

      Bed Bath & Beyond files reports, proxy statements and other information with the SEC. Information provided to or filed with the SEC by Bed Beyond & Beyond pursuant to the Securities Exchange Act of 1934 can be located at the SEC's facilities or accessed through the SEC's web site by reference to SEC file number 0-20214. You may also inspect Bed Bath & Beyond's SEC reports and other information at The Nasdaq National Market. In addition, information regarding Bed Bath & Beyond may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of the information or reports.

                                 UNDERWRITING

      MLPF&S has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. $33,230,000 aggregate principal amount of Callable STRIDES. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the Callable STRIDES if any are purchased.

      The underwriter has advised ML&Co. that it proposes initially to offer the Callable STRIDES directly to the public at the offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed. The underwriter is offering the Callable STRIDES subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part. Proceeds to be received by ML&Co. will be net of the underwriting discount and expenses payable by ML&Co.

      The underwriting of the Callable STRIDES will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

      The underwriter is permitted to engage in certain transactions that stabilize the price of the Callable STRIDES. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Callable STRIDES.

      If the underwriter creates a short position in the Callable STRIDES in connection with the offering, i.e., if it sells more units of the Callable STRIDES than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing units of the Callable STRIDES in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. "Naked" short sales are sales in excess of the underwriter's overallotment option or, where no overallotment option exists, sales in excess of the number of units an underwriter has agreed to purchase from the issuer. Because MLPF&S, as underwriter for the Callable STRIDES, has no overallotment option, it would be required to close out a short position in the Callable STRIDES by purchasing Callable STRIDES in the open market. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Callable STRIDES. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the Callable STRIDES. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

      ML&Co. has previously marketed (and anticipates continuing to market) series of securities under the servicemark "STRIDES". The Callable STRIDES we are offering hereby contain certain terms and provisions which are different from the other previously marketed STRIDES, the terms and conditions of which also vary. Please see the section entitled "Description of the Callable STRIDES" in this prospectus supplement.

                       VALIDITY OF THE CALLABLE STRIDES

      The validity of the Callable STRIDES will be passed upon for ML&Co. and for the underwriter by Sidley Austin Brown & Wood LLP, New York, New York.

                                    EXPERTS

      The consolidated financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries for the year ended December 29, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      With respect to unaudited interim financial information for the periods included in the Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in each of the Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their reports on unaudited interim financial information because such reports are not "reports" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933, as amended.

                            INDEX OF DEFINED TERMS

                                                                           Page
                                                                           ----
Bed Bath & Beyond.........................................................  S-4
Business Day.............................................................. S-12
Call Date.................................................................  S-5
Call Price................................................................  S-5
Callable STRIDES..........................................................  S-1
closing market price...................................................... S-18
Code...................................................................... S-30
Components................................................................ S-27
Contingent Payment Regulations............................................ S-29
Debt Instrument........................................................... S-27
depositary................................................................ S-22
DTC.......................................................................  S-4
ERISA..................................................................... S-30
Exchange Property......................................................... S-20
ex-dividend date.......................................................... S-17
Extraordinary Dividend.................................................... S-17
Extraordinary Dividend Amount............................................. S-18
Final Amount..............................................................  S-5
Forward Contract.......................................................... S-27
Forward Contract Payment Amount........................................... S-28
Initial Forward Contract Payment.......................................... S-28
Interest Rate............................................................. S-27
IRS....................................................................... S-27
Market Disruption Event................................................... S-19
ML&Co.....................................................................  S-4
MLPF&S....................................................................  S-4
NASD...................................................................... S-18
Nasdaq NMS................................................................ S-18
non-U.S. Holder........................................................... S-27
OTC Bulletin Board........................................................ S-18
Pricing Date..............................................................  S-4
Reorganization Event...................................................... S-20
Share Multiplier.......................................................... S-12
Spin-off Event............................................................ S-20
Successor Entity.......................................................... S-20
Tax Counsel............................................................... S-27
Trading Day............................................................... S-12
U.S. Holder............................................................... S-27

                                    ANNEX A

Call Price Calculation Methodology

      The Call Price is the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call of 16% and added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the original issue price.

      As an example, the following steps describe the calculation of the Call Price for September 30, 2003:
      . First, the sum of the present values on the original issue date of all interest payments made (assuming a discount factor based on an annual yield to call of 16% per year), on the Callable STRIDES through and including the applicable Call Date is calculated. For a more detailed description of this calculation, please see the table below.

      The following table illustrates, for the scheduled interest payment dates and the scheduled Call Date listed, the:

          (a)amount of interest payable (computed on the basis of a 360-day year of twelve 30-day months) on the applicable date;
          (b)years from the original issue date to the applicable interest payment date (computed on the basis of a 360-day year of twelve 30-day months);
          (c)discount factor/(1)/ based upon an annual yield to call of 16%;
          (d)present value at the original issue date of the interest payments; and
          (e)the sum of the present values of all interest payments discounted to the original issue date.

                                                     Discount
                                        Years       Factor/(1)/
                                         From         Based     Present Value at
                         Interest      Original       on the     Original Issue
                          Amount        Issue        Yield to   Date of Interest
   Date/(2)/             Payable         Date          Call      Payments/(3)/
   ---------             --------      --------     ----------  ----------------
February 11, 2002          --          0.000000      1.000000         --
May 11, 2002            $0.498450      0.250000      0.963575      $0.480294
August 11, 2002         $0.498450      0.500000      0.928477      $0.462799
November 11, 2002       $0.498450      0.750000      0.894657      $0.445942
February 11, 2003       $0.498450      1.000000      0.862069      $0.429698
May 11, 2003            $0.498450      1.250000      0.830668      $0.414046
August 11, 2003         $0.498450      1.500000      0.800411      $0.398965
September 30, 2003      $0.271378      1.636111      0.784404      $0.212870
                                                                   ---------
Sum of the present values of all interest payments:                $2.844614
                                                                   =========

      . Next, the sum of the present values of the interest payments is subtracted from the original issue price to produce the present value of the Call Price on the original issue date:
          $33.23 - $2.844614 = $30.385386 (the present value of the Call Price).
      . Finally, the present value of the Call Price is divided by the applicable discount factor/(1)/ and rounded to the fourth decimal place, the quotient being the present value of the Call Price payable on the applicable Call Date:

          $30.385386
          ----------  = $38.7369 (the Call Price)
           0.784404

                                    (  1   )x
(1) The discount factor is equal to ( ---- ), where X is the number of years from the original issue date
                                    ( 1.16 )

      (computed on the basis of a 360-day year of twelve 30-day months compounded annually).
   (2)The dates in this column reflect the original issue date, the scheduled interest payment dates and September 30, 2003, the Call Date used in calculating this example. If a scheduled interest payment date falls on a day that is not a Business Day, payment will be made on the following Business Day, however, the present values of the interest payments will be calculated assuming each payment is made on the calendar day scheduled for that payment.
   (3)The present values in this column represent the product of the applicable interest payment amount and the corresponding discount factor. Due to rounding, the numbers in this column may not equal the sum of the present values of all interest payments.

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                                     [LOGO]

                                1,000,000 Units

                           Merrill Lynch & Co., Inc.

              6% Callable STock Return Income DEbt Securities/SM/
                             due February 11, 2004
                            "Callable STRIDES/SM/"
         Payable at maturity with Bed Bath & Beyond Inc. common stock

                        ------------------------------

                             PROSPECTUS SUPPLEMENT

                        ------------------------------

                              Merrill Lynch & Co.

                               February 5, 2002

"STock Return Income DEbt Securities" and "STRIDES" are service marks of Merrill Lynch & Co., Inc.

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